Exhibit 4.64

MEMORANDUM OF AGREEMENT Dated: 27th September 2016
Norwegian Shipbroker's Association's Memorandum of Agreement for sale and purchase of ships.  Adopted by The Baltic and international Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Samsara Shipping Company Limited 5/1 Merchants Street, Valletta VLT1171, Malta hereinafter called the Sellers, have agreed to sell, and

Ningbo Zhun Xing Shipping Ltd (PLEASE ADVISE FULL STYLE) or their guaranteed Nominee hereinafter called the Buyers, have agreed to buy

Name: M/V OCEAN CRYSTAL

Classification Society/Class: NK

Built: 1999	By: Sumitomo Heavy Industries, Ltd. Yokosuka Shipyard

Flag: Malta	Place of Registration: Valletta, Malta

Call sign: 9HZT7	Grt/Nrt: 38,372/ 24,622

~~Register~~ IMO Number: 9180786

Import agent: China National Machinery Import & Export Corp. No.1(w), Fuwai Avenue, Xicheng District, Beijing, P.R.China T: 00861068991291 , F: 00861068314137 Contract No: 16MT01GTB6IXD0094

hereinafter called the Vessel, on the following terms and conditions: ______________

Definitions

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8 as well as USA, China, Malta, Germany, Hong Kong, Singapore and Greece.
"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication

"Classification Society" or "Class" means the Society referred to in line 4.

1.	Purchase Price:	$ 3,720,00.00

2.	Deposit

As security for the correct fulfilment of this Agreement the ~~Buyers~~ import agent shall pay a deposit of ~~10~~ 15%
(~~ten~~ fifteen per cent) of the Purchase Price (the "Deposit") by T/T within 5 (five) banking days from the date of this
Agreement, the Escrow Account is open, subjects have been lifted and import license granted by
MSA whichever the later. This deposit shall be placed with Messrs. HFW (Holman Fenwick Willan) Singapore and held by them ~~in joint account~~ as Escrow Agent in an escrow account ~~for~~ on behalf of the Sellers and the Buyers, to be released in accordance with the joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the
Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

Escrow Agent account details are as follows: PLEASE ADVISE

3.	Payment

The ~~said~~ 85% balance of the Purchase Price together with extra charges including but not limited to bunker/luboils etc shall be paid by T/T by import agent in full free of bank charges to Sellers'

nominated bank
on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and
Notice of Readiness has been given in accordance with Clause 5.

4.	Inspections

a)*	The Buyers will appoint CCS to inspect the Vessel at Batam after the Vessel has been reactivated. This inspection shall not be a subject to this deal.
~~The Buyers have inspected and accepted the Vessel's classification records. The Buyers~~
~~have also inspected the Vessel at/in~~ ___________ ~~on~~ ______________
~~and have accepted the Vessel following this inspection and the sale is outright and definite,~~
~~subject only to the terms and conditions of this Agreement.~~

~~b)*~~	~~The Buyers shall have the right to inspect the Vessel's classification records and declare~~
~~whether same are accepted or not within~~ ___________

~~The Seller shall provide for inspection of the Vessel at/in~~ _______________

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the~~
~~Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~
~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers~~
~~During the inspection, the Vessel's deck and engine log books shall be made available for~~
~~examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall~~
~~become outright and define, subject only to the terms and conditions of this Agreement,~~
~~provided the Sellers receive written notice of acceptance from the Buyers within 72 hours~~
~~after completion of such inspection.~~
~~Should notice of acceptance of the Vessel's classification records and of the Vessel not be~~
~~received by the Sellers as aforesaid, the deposit together with interest earned shall be~~
~~released immediately to the Buyers, whether this Agreement shall be null and void.~~

~~*~~ 	~~4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~
~~alternative 4a) to apply.~~

5.	Notices, time and place of delivery

a)	The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with 30/20/15/10/7 as applicable, approximate notice of the expected time and delivery, and 3/2/1 definite days notice. ~~of the estimated time of arrival at the~~
~~intended place of drydocking/underwater inspection/delivery When the Vessel is at the place~~
~~of delivery and in every respect physically ready for delivery in accordance with this~~
~~Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery~~. The

Buyers shall take delivery of the Vessel within 3 (three) business days
(Saturdays/Sundays/ holidays in England and China excluded) after the Sellers have tendered to the Buyers a Notice of Readiness for Delivery, the date of tendering such notice being exclusive. The Notice of Readiness for Delivery shall be submitted by the
Sellers to the Buyers (any business day, day and night) once the Vessel is ready for delivery. The Sellers shall not tender Notice of Readiness prior to completion of the underwater inspection unless Buyers have waived same.

b)	The Vessel shall be delivered ~~and taken over~~ charter free, cargo free safely afloat at a safe berth buoy/port ~~and accessible berth~~ or anchorage and/or in Dry-Dock at/in Qinghuangdao, China
~~in the Sellers' option.~~

Expected time of delivery between 15th October 2016 and 15th November 2016 in Sellers' option, but not earlier than 20 (twenty) days after completion of the CCS inspection.
Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 15th November 2016 in Buyers' option.

c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the
Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within ~~7~~ 3 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the
Buyers have not declared their option within ~~7~~ 3 running days of receipt of the Sellers'
notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	Drydocking/Divers Inspection

a)**	~~The Seller shall place the Vessel in drydock at the port of delivery for inspection by the~~
~~Classification Society of the Vessel's underwater parts below the deepest load line, the~~
~~extent of the inspection being in accordance with the Classification Society's rules. If the~~
~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~
~~broken, damaged or defective so as to affect the Vessel's class, such defects shall be made~~
~~good at the Sellers' expense to the satisfaction of the Classification Society without~~
~~condition/recommendation*.~~

b)**	~~(i) The Vessel is to be delivered without drydocking~~. No drydocking shall apply. However, the Buyers shall have the right at their risk and expense to arrange for an ~~underwater~~ inspection of underwater parts of the Vesselby ~~a~~ divers approved by the Vessel's Classification Society ~~prior to the delivery of the Vessel~~.
in the presence of class surveyor with Buyers' right to attend without interference at the video monitor or in any way with class surveyors work. Sellers will give at least 3 (three)
days' notice to Buyers of the place/time they intend to make the vessel available for such inspection. Buyers' failure to appoint divers approved by class or attend underwater inspection as per Sellers' notification will be deemed a waiver of their right to inspect the
Vessel's underwater parts. The Class surveyor to be appointed by the Sellers and all expenses to be for the Buyers' account. if the conditions at the place where the Vessel is made available for such inspection are unsuitable for such inspection, the Sellers shall at their risk and expense make the Vessel available at a suitable alternative place. Thereafter the Vessel shall be delivered at such alternative suitable place/port.

Should any damage affecting class be found by class surveyor in under-water parts and class approves postponernent of repair of such damage, then the Sellers have the option to repair same to class's satisfaction or compensate Buyers in cash which shall be deducted from the purchase price at the time of closing. The cash compensation shall be based upon the average of 2 (two) reputable Chinese shipyards' quotation, one obtained by each party. It is understood by both parties that the amount of the monetary settlement is confined to direct repair cost only and does not include indirect cost such as dry-
docking fee, general expenses, deviation cost, off hire and other costs whatsoever and that such amount of the monetary settlement is deducted from the Purchase Price (for labour and material costs only) at the time of delivery.

Should any damage affecting class be found by class surveyor in under-water parts and class requires immediate repairs of such damage in a dry-dock and Sellers arrange that the Vessel is dry-docked, the Buyers have the right to clean and paint the underwater parts below the summer loadline at the Buyers' time, risk and account without interfering with the Sellers' or vessel's class work and without affecting the smooth and timely delivery of the Vessel. But in any case, the Tailshaft shall not be drawn unless requested by the Class Surveyor and in case Vessel has to be drydocked.

If, however, the Buyers' work in dry-dock is still in progress when the Sellers have completed their work, the Sellers have the right to tender the Notice of Readiness for
Delivery whilst the Vessel is still in dry-dock and the Buyers are obliged to take delivery of the Vessel immediately after such Notice of Readiness tendered, whether the Vessel is in dry-dock or not. Any extra time and cost for the additional dry-docking incurred by reason of such Buyers' work shall be at the Buyers' risk and account.

~~The Sellers shall at their~~
~~cost make the Vessel available for such inspection. The extent of the inspection and the~~
~~conditions under which it is performed shall be to the satisfaction of the Classification~~

~~Society. If the conditions at the port of delivery are unsuitable for such inspection, the~~
~~Sellers shall make the Vessel available at a suitable alternative place near to the delivery~~
~~port.~~

~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load~~
~~line are found broken, damaged or defective so as to affect the Vessel's class, then unless~~
~~repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers~~
~~shall arrange for the Vessel to be drydocked at their expense for inspection by the~~
~~Classification Society of the Vessel's underwater parts-below the deepest load line, the~~
~~extent of the inspection being in accordance with the Classification Society's rules. If the~~
~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~
~~broken, damaged or defective so as to affect the Vessel's class, such defects shall be~~
~~made good by the Sellers at their expense to the satisfaction of the Classification Society~~
~~without condition/recommendation*.~~ In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society's attendance.

~~(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-~~
~~docking facilities are available at the port of delivery, the Sellers shall take the Vessel~~
~~to a port where suitable drydocking facilities are available, whether within or outside the~~
~~delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall~~
~~deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the~~
~~purpose of this Clause, become the new port of delivery. In such event the cancelling date~~
~~provided for in Clause 5 b) shall be extended by the additional time required for the~~
~~drydocking and extra steaming, but limited to a maximum of 14 running days.~~

~~c)~~ 	~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~

~~(i) the Classification Society may require survey of the tailshaft system, the extent of~~
~~the survey being to the satisfaction of the Classification surveyor. If such survey is not~~
~~required by the Classification Society, the Buyers shall have the right to require the tailshaft~~
~~to be drawn and surveyed by the Classification Society, the extent of the survey being in~~
~~accordance with the Classification Society's rules for tailshaft survey and consistent with~~
~~the current stage of the Vessel's survey cycle. The Buyers shall declare whether they~~
~~require the tailshaft to be drawn and surveyed not later than by the completion of the~~
~~Inspection by the Classification Society. The drawing and refitting of the tailshaft shall be~~
~~arranged by the Sellers. Should any parts of the tailshaft system be condemned or found~~
~~defective so as to affect the Vessel's class, those parts shall be renewed or made good at~~
~~the Sellers' expense to the satisfaction of the Classification Society without~~
~~condition/recommendation*.~~

~~(ii) the expenses relating to the survey of the tailshaft system shall be borne~~
~~by the Buyers unless the Classification Society requires such survey to be carried out, in~~
~~which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses~~
~~if the Buyers require the survey and parts of the system are condemned or found defective~~
~~or broken so as to affect the Vessel's class*.~~

~~(iii) the expenses in connection with putting the Vessel in and taking her out of~~
~~drydock, including the drydock dues and the Classification Society's fees shall be paid by~~
~~the Sellers if the Classification Society issues any condition/recommendation* as a result~~
~~of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers~~
~~shall pay the aforesaid expenses, dues and fees.~~

~~(iv) the Buyers' representative shall have the right to be present in the drydock, but~~
~~without interfering with the work or decisions of the Classification surveyor.~~

~~(v) the Buyers shall have the right to have the underwater parts of the Vessel~~
~~cleaned and painted at their risk and expense without interfering with the Sellers' or the~~
~~Classification surveyors work, if any, and without affecting the Vessel's timely delivery. If,~~
~~however, the Buyers' work in drydock is still in progress when the Sellers have~~
~~Completed the work which the Sellers are required to do, the additional docking time~~
~~needed to complete the Buyers' work shall be for the Buyers' risk and expense. In the event~~
~~that the Buyers' work requires such additional time, the Sellers may upon completion of the~~
~~Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock~~
~~and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether~~
~~the Vessel is in drydock or not and irrespective of Clause 5 b).~~

*	~~Notes, if any, in the surveyor's report which are accepted by the Classification Society~~
~~without condition/recommendation are not to be taken into account.~~

**	~~6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~

~~Alternative 6 a) to apply~~

7.	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on
~~shore~~ order, used or unused, including all spare parts and spare equipment, stores, radio installations and navigational equipment.
The Vessel does not have a spare anchor, or a spare tail-end shaft, or a spare propeller.

Price to include everything belonging to the Vessel on board, including all navaids and wireless equipment.

__All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers' account.  The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

Excluded from this sale are personal effects of Master, Officers and Crew including slop chest, log books, holy icons, ISM manuals, original certificates which must be surrendered to authorities and hired or third party's items, which shall be taken ashore by the Sellers upon or before delivery of the Vessel.

Notwithstanding the above the following items to be excluded from the Sale:

a)  Oxygen / Acetylene /Freon Gas Bottles
b)  All Log Books for Deck, Engine and radio with Buyer's right to photocopy available logs onboard at their own expense, but the Sellers shall provide the scanning copy of same.
c)  All ISPS, ISM And quality documentation and correspondence.
d)  Vessel's wireless e-mail system and server
e)  Training video library, books.
f)  Crew / Officers library / walport videos
g)  All Master's Slopchest / Bonded stores, all Master's and crew's personal belongings.
h)  Personal lap-top computers (Personal lap-top computers of crew. Total 13 pieces)
i)  Personal cell phones (Personal cell phones of crew. Total 31 pieces)
j)  Contents of Master's safe
k)  Works of Art; Originals, copies, prints, statues
1)  Certificates / documents to be returned to authorities (Need to have Vessel's original certificate of Registry to be returned back to the authorities)
m) All leased rented, hired equipment. (Sellers confirmed No leased rented, hire equipment on board.)

~~The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the~~
~~Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc,~~
~~exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's,~~
~~Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale,~~
~~as well as the following additional items (including items on hire):~~

The Buyers to pay extra for remaining bunkers at platts prices prevailing at the port of delivery or nearest port where platts prices are available (hereby Singapore platts price to be applied) one (1)
day before Vessel's delivery to the Buyers. Also Buyers to pay extra for Vessel's all types of unused lubricants and greases that have not passed through Vessel's systems in designated storage tanks and sealed drums/pails at Seller's last net prices evidenced by invoices/vouchers.
Sellers will use their reasonable commercial efforts to limit the quantity of bunker remaining onboard at the time delivery as less as possible but in any case the separate each tank of MDO and HFO on board at the time of delivery shall not exceed 30% of MDO and HFO tanks' capacity.

~~The Buyers shall take over the remaining bunkers and unused lubricating oils in storage and~~
~~sealed drums and pay the current net market price (excluding barging expenses) at the port and date~~
~~of delivery of the Vessel~~
Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.	Documentation

The place of closing: HFW Singapore

Documents to be mutually agreed between Buyers and Sellers and to be incorporated as an Addendum to the MOA, but in any case failure to agree documentation shall not be a reason to invalidate the MOA.

~~In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery~~
~~documents namely:~~

~~a)~~	~~Legal Bill of Sale in a form recordable in _____________ (the country in which the Buyers are)~~
~~to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages~~
~~and maritime liens or any other debts or claims whatsoever, duly notarially attested and~~
~~legalized by the cousul of such country or other competent authority.~~

~~b)~~	~~Current Certificate of Ownership issued by the competent authorities of the flag state of~~
~~the Vessel~~

~~c)~~	~~Confirmation of Class issued within 72 hours prior to delivery.~~

~~d)~~	~~Current Certificate issued by the competent authorities stating that the Vessel is free from~~
~~registered encumbrances~~

~~e)~~	~~Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of~~
~~deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the~~
~~registry does not as a matter of practice issue such documentation immediately, a written~~
~~undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a~~
~~Certificate or other official evidence of deletion to the Buyers promptly and latest within 4~~
~~(four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~f)~~	~~Any such additional documents as may reasonably be required by the competent authorities~~
~~for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such~~
~~documents as soon as possible after the date of the Agreement~~

~~At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of~~
~~Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the~~
~~Buyers.~~

~~At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as-well-as-all~~
~~plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also~~
~~be handed over to the Buyers unless the Sellers are required to retain same, in which case the~~
~~Buyers to have the right to take copies. Other technical documentation which may~~
~~Be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, if they so~~
~~request. The Sellers may keep the Vessels log books but the Buyers to have the right to take~~
~~copies of same.~~

9.	Encumbrances

The Sellers warrant that the Vessel shall be delivered ~~at the time of delivery, is~~ free from all charters, encumbrances,
mortgages, and maritime liens or any other debts whatsoever at the time of delivery.  The.

Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers'
register shall be for the Sellers' account.

11.	Condition on delivery

The vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear expected (other than for defective parts, if any, ascertained by the underwater survey, which shall be dealt with as per terms of Cl. 6 of this Agreement), with her class maintained without condition/recommendation (*),.

and with her classification certificates and national certificates, as well as all other certificates, valid and un-extended without condition/recommendation by Class at time of delivery.

All plans, drawings and instruction manuals (excluding ISM manuals) which are on board shall be delivered to the Buyers' Master as they are upon delivery of the Vessel.

All remaining plans, drawings and instruction manuals in the Sellers' possession shall be forwarded to the Buyers' main office after delivery. Forwarding charges, if any, shall be for the
Buyers account.

Logbooks shall be retained by the Sellers. However the Buyers have the right to take photocopies of the available logbooks onboard before delivery at the Buyers' cost.

~~The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is~~
~~delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be~~
~~delivered and taken over as she was at the time of inspection, fair wear and tear excepted.~~
~~However, the Vessel shall be delivered with her class maintained without condition/recommendation*,~~
~~free of average damage affecting the Vessel's class, and with her classification certificates and~~
~~national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and~~
~~unextended without condition/recommendation* by Class or the relevant authorities at the time of~~
~~delivery.~~

~~"Inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause~~ 4 a~~) or~~ 4 b~~), if~~
~~applicable or the Buyer's inspection prior to the signing of this Agreement, if the Vessel is taken over~~
~~without inspection, the date of this Agreement shall be the relevant date.~~

*	Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.	Name / markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.	Buyers' default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this
Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the
Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers' default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of
Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.
Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers' representatives

After signing the MOA ~~this Agreement has been signed by both parties and the deposit has been~~

~~lodged,~~ the Buyers

have the right for the Vessel's last voyage prior to delivery to place up to 2 (two) representatives on board the Vessel strictly as observers for familiarization purposes only. Such representatives to board the Vessel before delivery of the Vessel to the Buyers at Batam, Indonesia, at the Buyers'
risk and account and shall always remain under the Master's command without any interference with the Vessel's operation and her schedule. Indemnity letters from each of Buyer's representatives shall be provided to the Sellers before the said representatives boarding. Said
Buyers representatives to be allowed to use Vessel's communication equipment and said charges will be settled by Buyers representatives on board and to the Master directly, but before delivery.
Also, Buyers representatives to pay a victualing daily rate of usd 10.0 per rep.

The Buyers also have the right to send further 6 crews and 2 reps onboard for familiarisation purposes during day time only when Vessel has arrived at the place of delivery and Sellers tendered NOR. At the time of delivery / closing, other Vuyers' crews will be allowed to stay at mess room.

~~at their sole risk and expense upon~~
~~arrival at _______ on or about ______~~
~~These representatives are on board for the purpose of familiarisation and in the capacity of~~
~~observers only, and they shall not interfere in any respect with the operation of the Vessel. The~~
~~Buyers' representatives shall sign the Sellers' letter of indemnity prior to their embarkation.~~

16.	Arbitration

a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. Arbitrators to be members of the London Maritime Arbitrators Association. On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint ~~an umpire whose decision~~ a third arbitrator and the decision of any two of ~~them to~~ s~~hall~~ be final.

~~b)*~~	~~This Agreement shall be governed by and construed in accordance with Title 9 of the~~
~~United states code and Law of the State of New York and should any dispute arise out of~~
~~this Agreement, the matter in dispute shall be referred to three persons at New York, one to~~
~~be appointed by each of the parties hereto, and the third by the two so chose; their~~
~~decision or that of any two of them shall be final, and for purpose of enforcing any award, this~~
~~Agreement may be made a rule of the Court.~~
~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime~~
~~Arbitrators, Inc. New York.~~

~~c)*~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at~~
~~___________________________________________, subject to the procedures applicable there~~
~~The laws of _____________ shall govern this Agreement.~~

*	16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

17.	P & C: All details of these negotiations and any eventual sale shall be kept strictly private and confidential among all parties concerned, except where required by statutory or requirements for stock listed companies.

18.	On delivery the Sellers shall hand to Buyers a letter of undertaking stating that to the best of their knowledge the Vessel under present Ownership is not blacklisted by the Arab boycott league in
Damascus and that she has not been infested by Gypsy Moth.

19.	The Vessel shall be delivered with her cargo holds clean swept, and free of cargo. However, Sellers have the option to deliver the Vessel with her cargo holds as they are left by the Stevedores after completion of discharge of cargo on board by paying Buyers a lump-sum amount cf USD 4000 in lieu of cargo holds cleaning.

20.	Sellers will appoint Penavico as their agent at the delivery port Qinghtuangdao. Sellers also have the right to appoint their own sub - agent at delivery port to attend Owners' matters (agent to be nominated).

21.	Buyers shall use their best endeavors to obtain a technical import license by the MSA with outmost dispatch.

22.	Subjects

a) This Sale / Purchase is subject to Sellers' BOD approval which to be lifted within 5 (five) Banking
Days from signing of this Agreement by both the Buyers and the Sellers.

b) Issuance of a technical import license by the MSA to be confirmed by the Buyers no later than
October 15th, 2016.

In case all subjects are not lifted then this sale shall be considered null and void.

FOR THE SELLERS /s/	FOR THE BUYERS /s/
Name: Title: Attorney-in-fact	Name: Title:

FOR THE IMPORT AGENT /s/
Name: Title: